Exhibit 21.1
MDI, Inc. – Subsidiaries as of December 31, 2006

Name of Company	Jurisdiction	Status

United States

ABM Data Systems, Inc.	Texas	Active

Monitor Dynamics, Inc.	California	Inactive

American Building Control GP, Inc.	Delaware	Active

American Building Control LP, Inc.	Delaware	Active

MDI Operating, L.P.	Texas	Active

Global Systems Solutions, Inc.	Delaware	Active

Foreign

MDI S.A.	Switzerland	Inactive

MDI France, S.A.	France	Inactive

MDI, Inc. – Subsidiaries as of March 9, 2007

United States

ABM Data Systems, Inc.	Texas	Active

Monitor Dynamics, Inc.	California	Inactive

Global Systems Solutions, Inc.	Delaware	Active

Foreign

MDI S.A.	Switzerland	Inactive

MDI France, S.A.	France	Inactive